Exhibit 99.1

Investor Contact:	Media Contact:
Amanda Bryant, 312.780.5539	Stephanie Sheppard, 312.780.5399
amanda.bryant@hyatt.com	stephanie.sheppard@hyatt.com

HYATT REPORTS SECOND QUARTER 2016 RESULTS
U.S. and Systemwide Comparable RevPAR Increased 4.2% and 2.3%, Respectively

CHICAGO (August 2, 2016) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported second quarter 2016 financial results. Net income attributable to Hyatt was $67 million, or $0.49 per diluted share, in the second quarter of 2016, compared to $40 million, or $0.27 per diluted share, in the second quarter of 2015. Adjusted net income attributable to Hyatt was $87 million, or $0.64 per diluted share, in the second quarter of 2016 compared to $41 million, or $0.28 per diluted share, in the second quarter of 2015. Refer to the table on page 3 of the schedules for a summary of special items impacting Adjusted net income and Adjusted earnings per share in the three months ended June 30, 2016.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "We reported solid second quarter results while continuing to execute our long-term growth strategy. Adjusted EBITDA grew 9.7% in the quarter, excluding the impact of foreign currency translation and transactions. Our outlook for the overall business remains positive despite some near-term challenges. In line with current trends, we are revising expectations for comparable systemwide RevPAR growth to a range of approximately 2% to 3% for the year."

Second quarter 2016 financial highlights as compared to the second quarter of 2015 are as follows:

•	Net income increased 67.5% to $67 million.

•	Adjusted EBITDA increased 5.6% to $227 million, up 7.1% in constant currency.

•	Comparable systemwide RevPAR increased 2.3%, including an increase of 4.5% at comparable owned and leased hotels.

•	Comparable U.S. hotel RevPAR increased 4.2%; full service and select service hotel RevPAR increased 3.2% and 6.9%, respectively.

•	Net hotel and net rooms growth was 8% and 6%, respectively.

•	Comparable owned and leased hotels segment operating margins were stable at 27.6%.

Mr. Hoplamazian continued, "We continue to deliver against our goal to become the most preferred hospitality brand. In the second quarter, we gained market share systemwide, with particular strength in the Americas. Developer demand for our brands remains strong. Our executed contract base increased to approximately 61,000 rooms, and we remain on track to open more than 60 hotels this year. We also continued to make good progress with respect to our capital recycling efforts. In late June, we sold Andaz 5th Avenue and announced the acquisition of Royal Palms Resort and Spa, which will become part of The Unbound Collection by Hyatt. With the underlying momentum in our business, we expect a solid finish to the year."

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

Second quarter 2016 segment results as compared to the second quarter of 2015 are as follows. Hyatt evaluates segment operating performance using segment revenue and segment Adjusted EBITDA.

Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA increased 6.4% (8.0% in constant currency) including a 47.4% increase in pro rata share of unconsolidated hospitality ventures Adjusted EBITDA. Refer to the table on page 16 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to second quarter owned and leased hotels segment Adjusted EBITDA. Owned and leased hotels revenue increased 3.5% (4.7% in constant currency) and expenses increased 5.6%.
RevPAR for comparable owned and leased hotels increased 4.5%, driven by strength at comparable owned hotels in the Americas, partially offset by softer performance at comparable owned hotels in the EAME/SW Asia region. Occupancy increased 130 basis points and ADR increased 2.9%.
Comparable owned and leased hotels revenue increased 2.6%. Excluding expenses related to benefit programs funded through rabbi trusts and non-comparable hotel expenses, expenses increased 2.6%, reflecting increases in health insurance, labor costs and property taxes at certain properties. Comparable owned and leased hotels segment operating margins were stable at 27.6%. Refer to the table on page 10 of the schedules for a reconciliation of comparable owned and leased hotels expenses to owned and leased hotels expenses.
The following hotel was added to the portfolio in the second quarter:

•	The Confidante, part of The Unbound Collection by Hyatt (owned, 363 rooms)
The following hotel was removed from the owned and leased hotels portfolio as it was sold in the second quarter:

•	Andaz 5th Avenue (184 rooms). The Company entered into a long-term management agreement with the buyer and therefore the hotel remains in the Hyatt system.

Management and Franchise Fees
Total fee revenue increased 2.7% (consistent with change in constant currency) to $115 million. Base management fees and incentive management fees were flat at $49 million and $30 million, respectively. Franchise fees increased 22.7% to $27 million, primarily due to new and converted hotels and improved performance at existing hotels in the Americas. Other fee revenues decreased 18.2% to $9 million.

Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased 8.5% (9.9% in constant currency). RevPAR for comparable Americas full service hotels increased 3.4%; occupancy was flat and ADR increased 3.4%. RevPAR for comparable Americas select service hotels increased 6.9%; occupancy increased 230 basis points and ADR increased 3.9%. Revenue from management, franchise and other fees increased 4.2% (5.3% in constant currency).
Transient rooms revenue at comparable U.S. full service hotels increased 3.9%; room nights increased 1.7% and ADR increased 2.1%. Group rooms revenue at comparable U.S. full service hotels increased 3.5%; room nights increased 0.7% and ADR increased 2.8%.
The following seven hotels were added to the portfolio in the second quarter:

•	Hyatt Centric Montevideo, Uruguay (managed, 178 rooms)

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

•	The Confidante, part of The Unbound Collection by Hyatt (owned, 363 rooms)

•	Hyatt Place Chicago O'Hare Airport (franchised, 200 rooms)

•	Hyatt Place Cleveland / Lyndhurst / Legacy Village (franchised, 135 rooms)

•	Hyatt Place Kansas City / Lenexa City Center (franchised, 127 rooms)

•	Hyatt Place Washington DC / Georgetown / West End (franchised, 168 rooms)

•	Hyatt House Chicago / Evanston (franchised, 114 rooms)

Southeast Asia, Greater China, Australia, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA decreased 7.7% (consistent with change in constant currency). RevPAR for comparable ASPAC full service hotels increased 1.4%, driven by strength in Northeast Asia and offset by softer results in Greater China. Occupancy increased 250 basis points and ADR decreased 2.3%. Revenue from management, franchise and other fees decreased 4.3%, as the benefit of comparable RevPAR gains and unit growth in the second quarter of this year was offset by non-recurring revenue in the second quarter of last year.
The following five hotels were added to the portfolio in the second quarter:

•	Hyatt Regency Shanghai, Wujiaochang, China (managed, 306 rooms)

•	Hyatt Place Luoyang, China (managed, 248 rooms)

•	Hyatt Place Phuket, Patong, Thailand (managed, 161 rooms)

•	Hyatt Place Shenzhen Airport, China (managed, 167 rooms)

•	Hyatt House Shenzhen Airport, China (managed, 112 rooms)

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management Segment
EAME/SW Asia management segment Adjusted EBITDA decreased 11.1% (consistent with change in constant currency). RevPAR for comparable EAME/SW Asia full service hotels decreased 9.9%, driven by weakness in parts of Western Europe, the Middle East and Turkey, and offset by relative strength in Eastern Europe and Southwest Asia. Occupancy decreased 450 basis points and ADR decreased 3.4%. Revenue from management and other fees decreased 5.9%.
The following three hotels were added to the portfolio in the second quarter:

•	Park Hyatt Mallorca, Spain (managed, 142 rooms)

•	Hyatt Regency Chandigarh, India (managed, 211 rooms)

•	Hyatt Place London Heathrow / Hayes, England (managed, 170 rooms)

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 2.7%. Adjusted selling, general, and administrative expenses were flat. Increased payroll and related costs were offset by reductions in professional fees. Refer to the table on page 9 of the schedules for a reconciliation of Adjusted selling, general, and administrative expenses to selling, general, and administrative expenses.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

OPENINGS AND FUTURE EXPANSION
Fifteen hotels (or 2,802 rooms) were added in the second quarter of 2016, each of which is listed above. The Company's net rooms increased 6%, compared to the second quarter of 2015. The Company continues to be on pace to add more than 60 hotels in the 2016 fiscal year.
As of June 30, 2016, the Company had executed management or franchise contracts for approximately 285 hotels (or approximately 61,000 rooms). This compares to approximately 260 hotels (or approximately 56,000 rooms) as of March 31, 2016. The executed contracts represent important potential entry into several new countries and expansion into new markets or markets in which the Company is under-represented.

SHARE REPURCHASE
During the second quarter of 2016, the Company repurchased 1,421,240 shares of common stock at a weighted average price of $47.79 per share, for an aggregate purchase price of $68 million. From July 1 through July 29, 2016, the Company repurchased 399,249 shares of common stock at a weighted average price of $50.09 per share, for an aggregate purchase price of $20 million. As of July 29, 2016, the Company had $228 million remaining under its share repurchase authorization.

CORPORATE FINANCE / ASSET RECYCLING
In the second quarter, the Company completed the following transactions:

•	Redeemed all $250 million of Hyatt's outstanding 3.875% senior notes due 2016 for $254 million.

•	Completed the acquisition of Thompson Miami Beach (363 rooms) for approximately $238 million and rebranded the hotel as The Confidante as part of The Unbound Collection by Hyatt.

•
Sold Andaz 5th Avenue (184 rooms) for approximately $250 million, or approximately $240 million net of approximately $10 million of closing costs and proration adjustments. The Company continues to manage the hotel under a long-term management contract.

Subsequent to the end of the second quarter, the Company completed the following transaction:

•	Completed the acquisition of Royal Palms Resort and Spa in Arizona (119 rooms) for approximately $88 million and added hotel to The Unbound Collection by Hyatt.

BALANCE SHEET / OTHER ITEMS
As of June 30, 2016, the Company reported the following:

•	Total debt of $1.5 billion.

•	Pro rata share of unconsolidated hospitality venture debt of $787 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.

•	Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of $642 million, short-term investments of $49 million and restricted cash of $77 million.

•	Undrawn borrowing availability of $1.5 billion under its revolving credit facility.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

2016 OUTLOOK
The Company is reaffirming the following information for the 2016 fiscal year:

•	The Company expects to open more than 60 hotels in 2016.

•	Interest expense is expected to be approximately $75 million.

•
In addition to the capital expenditures described below, the Company intends to continue a strong level of investment spending. Investment spending includes acquisitions, equity investments in joint ventures, debt investments, contract acquisition costs or other investments.

The Company is revising the following information for the 2016 fiscal year:

•	Comparable systemwide RevPAR is expected to increase approximately 2% to 3% (compared to previous expectation of approximately 3% to 5%), as compared to fiscal year 2015.

•
Adjusted selling, general, and administrative expenses are expected to be approximately $280 million (compared to previous expectation of approximately $290 million). This excludes approximately $30 million of stock-based compensation expense and any potential expense impact related to benefit programs funded through rabbi trusts.

•
Capital expenditures are expected to be approximately $260 million (compared to previous expectation of approximately $275 million), including approximately $80 million (compared to previous expectation of approximately $70 million) for investment in new properties under development or recently opened.

•	Depreciation and amortization expense is expected to be approximately $340 million (compared to previous expectation of approximately $350 million).

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call today, August 2, 2016, at 10:00 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at www.hyatt.com and selecting the Investor Relations link located at the bottom of the page, or by dialing 647.788.4901, passcode #42168898, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:00 p.m. CT on August 2, 2016 through August 3, 2016 at midnight by dialing 404.537.3406, passcode #42168898. Additionally, an archive of the webcast will be available on the Company's website for approximately 90 days.

AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE
Investors and others should note that Hyatt Hotels Corporation routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. While not all of the information that the Company posts to the Hyatt Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt Hotels Corporation to review the information that it shares at the Investor Relations link located at the bottom of the page on www.hyatt.com.

DEFINITIONS

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA") and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as the Company defines them, are non-GAAP measures.
We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus its pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on its ownership percentage of each venture, adjusted to exclude the following items:

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	stock-based compensation expense;

•	gains (losses) on sales of real estate;

•	other income (loss), net;

•	depreciation and amortization;

•	interest expense; and

•	provision for income taxes.
Effective January 1, 2016, our definitions of Adjusted EBITDA and Adjusted selling, general, and administrative expenses, as defined below, have been updated to exclude stock-based compensation expense, to facilitate comparison with our competitors. We have applied this change in the definition of Adjusted EBITDA to 2015 historical results to allow for comparability between the periods presented.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA.
Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance both on a segment and on a consolidated basis. Our president and chief executive officer, who is the chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance and making compensation decisions.
Adjusted EBITDA and EBITDA are not substitutes for net income attributable to Hyatt Hotels Corporation, net income, cash flows from operating activities or any other measure prescribed by generally accepted accounting principles (GAAP). There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted EBITDA supplementally.

Adjusted Selling, General, and Administrative Expenses
Adjusted selling, general, and administrative expenses, as we define it, is a non-GAAP measure. Adjusted selling, general, and administrative expenses exclude the impact of expenses related to benefit programs funded through rabbi trusts and stock-based compensation expense. Adjusted selling, general, and administrative expenses assist us in comparing our performance over various reporting periods on a consistent basis since it removes from our operating results the impact of items that do not reflect our core operating performance, both on a segment and consolidated basis.

Comparable Owned and Leased Hotels Segment Operating Margin
We define Comparable Owned and Leased Hotels Segment Operating Margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income. Comparable Owned and Leased Hotels Segment Operating margin, as we define it, is an operating segment performance metric.

Comparable Hotels
"Comparable systemwide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service or select service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service or select service hotels for those properties that we manage within the EAME/SW Asia management segment. "Comparable operated hotels" is defined the same as "comparable systemwide hotels" with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable systemwide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period’s exchange rates. These adjusted amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate (ADR) and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, occupancy and ADR trends, market share, the number of properties we expect to open in the future, our expected adjusted SG&A expense, our estimated comparable systemwide RevPAR growth, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, oil spills, nuclear incidents and global outbreaks of pandemics or contagious diseases or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance guarantees in favor of our third party owners; the impact of hotel renovations; our ability to successfully execute our common stock repurchase program; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through Internet travel intermediaries; changes in the tastes and preferences of our customers, including the entry of new competitors in the lodging business; relationships with colleagues and labor unions and changes in labor laws; financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; the possible inability of third-party owners, franchisees or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); unforeseen terminations of our management or franchise agreements; changes in federal, state, local or foreign tax law; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of industry consolidation, and the markets where we operate; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a portfolio of 12 premier brands and 667 properties in 54 countries, as of June 30, 2016. The Company's purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to create value for shareholders, build relationships with guests and attract the best colleagues in the industry. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences and vacation ownership properties, including under the Park Hyatt®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Andaz®, Hyatt Centric™, The Unbound Collection by Hyatt™, Hyatt Place®, Hyatt House®, Hyatt Ziva™, Hyatt Zilara™ and Hyatt Residence Club® brand names and have locations on six continents. For more information, please visit www.hyatt.com.
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Tables to follow

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
3.
Reconciliation of Non-GAAP to GAAP Measure: Earnings per Diluted Share Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation to Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended June 30, 2016 and June 30, 2015

4.
Reconciliation of Non-GAAP to GAAP Measure: Earnings per Diluted Share Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation to Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation - Six Months Ended June 30, 2016 and June 30, 2015

5.	Segment Financial Summary
6.	Hotel Chain Statistics - Comparable Locations
7.	Hotel Brand Statistics - Comparable Locations
8.	Fee Summary
9.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
10.	Reconciliation: Comparable Owned and Leased Hotels Segment Operating Margin to Owned and Leased Hotels Segment Operating Margin
11.	Net Gains and Interest Income from Marketable Securities Held to Fund Operating Programs
12.	Capital Expenditures and Investment Spending Summary
13. - 14.	Properties and Rooms / Units by Geography
15.	Properties and Rooms / Units by Brand
16.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA - Three Months Ended June 30, 2016

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
For the Three and Six Months Ended June 30, 2016 and June 30, 2015
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
REVENUES:
Owned and leased hotels	$559	$540	$1,075	$1,049
Management and franchise fees	115	112	222	217
Other revenues	11	9	20	16
Other revenues from managed properties (a)	480	451	937	884
Total revenues	1,165	1,112	2,254	2,166
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	413	391	802	775
Depreciation and amortization	86	76	167	155
Other direct costs	9	7	15	12
Selling, general, and administrative	75	73	163	167
Other costs from managed properties (a)	480	451	937	884
Direct and selling, general, and administrative expenses	1,063	998	2,084	1,993
Net gains and interest income from marketable securities held to fund operating programs	7	1	8	9
Equity earnings (losses) from unconsolidated hospitality ventures	19	(23)	21	(29)
Interest expense	(20)	(17)	(37)	(34)
Gains (losses) on sales of real estate	(21)	1	(21)	9
Other income (loss), net	1	4	(3)	(14)
INCOME BEFORE INCOME TAXES	88	80	138	114
PROVISION FOR INCOME TAXES	(21)	(40)	(37)	(52)
NET INCOME	67	40	101	62
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$67	$40	$101	$62

EARNINGS PER SHARE - Basic
Net income	$0.50	$0.28	$0.75	$0.43
Net income attributable to Hyatt Hotels Corporation	$0.50	$0.28	$0.75	$0.43
EARNINGS PER SHARE - Diluted
Net income	$0.49	$0.27	$0.74	$0.42
Net income attributable to Hyatt Hotels Corporation	$0.49	$0.27	$0.74	$0.42

Basic share counts	134.0	144.3	134.6	145.8
Diluted share counts	134.9	145.5	135.4	147.1
(a) The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners with no added margin and includes in direct and selling, general, and administrative expenses these reimbursed costs. These costs relate primarily to payroll costs where the Company is the employer.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
For the Three and Six Months Ended June 30, 2016 and June 30, 2015

The table below provides a reconciliation of consolidated Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to net income attributable to Hyatt Hotels Corporation. Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Adjusted EBITDA (a)	$227	$215	$421	$400
Equity earnings (losses) from unconsolidated hospitality ventures	19	(23)	21	(29)
Stock-based compensation expense (a)	(4)	(5)	(20)	(21)
Gains (losses) on sales of real estate	(21)	1	(21)	9
Other income (loss), net	1	4	(3)	(14)
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	(28)	(19)	(56)	(42)
EBITDA	$194	$173	$342	$303
Depreciation and amortization	(86)	(76)	(167)	(155)
Interest expense	(20)	(17)	(37)	(34)
Provision for income taxes	(21)	(40)	(37)	(52)
Net income attributable to Hyatt Hotels Corporation	$67	$40	$101	$62
(a) Effective January 1, 2016, our definition of Adjusted EBITDA has been updated to exclude stock-based compensation expense, to facilitate comparison with our competitors. We have applied this change in the definition of Adjusted EBITDA to 2015 historical results to allow for comparability between the periods presented.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended June 30, 2016 and June 30, 2015

The following table represents a reconciliation of Earnings per diluted share, adjusted for special items and Adjusted net income attributable to Hyatt Hotels Corporation, to Earnings per diluted share and Net income attributable to Hyatt Hotels Corporation presented for the three months ended June 30, 2016 and June 30, 2015, respectively. Special items are those items deemed not to be reflective of ongoing operations. The Company uses Adjusted net income to provide meaningful comparisons of ongoing operating results.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended June 30,
		2016	2015
Net income attributable to Hyatt Hotels Corporation		$67	$40
Earnings per diluted share		$0.49	$0.27
Special items
(Gains) losses on sales of real estate (a)	Gains (losses) on sales of real estate	21	(1)
Unconsolidated hospitality venture impairment (b)	Equity earnings (losses) from unconsolidated hospitality ventures	2	—
Other (c)	Other income (loss), net	9	2
Total special items - pre-tax		32	1
Income tax (provision) benefit for special items	Provision for income taxes	(12)	—
Total special items - after-tax		20	1
Special items impact per share		$0.15	$0.01
Adjusted net income attributable to Hyatt Hotels Corporation		$87	$41
Earnings per diluted share, adjusted for special items		$0.64	$0.28
(a) (Gains) losses on sales of real estate - During the three months ended June 30, 2016, we recorded a $21 million loss on the sale of Andaz 5th Avenue. During the three months ended June 30, 2015, we recorded a $1 million gain on the sale of a Hyatt House hotel.
(b) Unconsolidated hospitality venture impairment - During the three months ended June 30, 2016, we recorded a $2 million impairment charge related to an unconsolidated hospitality venture.
(c) Other - During the three months ended June 30, 2016, other includes a loss on the redemption of a cost method investment, debt settlement costs related to the redemption of our 2016 Senior Notes, transaction costs and a provision on a developer loan based on our assessment of collectability. During the three months ended June 30, 2015, other includes provisions related to pre-opening loans based on our assessment of collectability.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation - Six Months Ended June 30, 2016 and June 30, 2015

The following table represents a reconciliation of Earnings per diluted share, adjusted for special items and Adjusted net income attributable to Hyatt Hotels Corporation, to Earnings per diluted share and Net income attributable to Hyatt Hotels Corporation presented for the six months ended June 30, 2016 and June 30, 2015, respectively. Special items are those items deemed not to be reflective of ongoing operations. The Company uses Adjusted net income to provide meaningful comparisons of ongoing operating results.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Six Months Ended June 30,
		2016	2015
Net income attributable to Hyatt Hotels Corporation		$101	$62
Earnings per diluted share		$0.74	$0.42
Special items
(Gains) losses on sales of real estate (a)	Gains (losses) on sales of real estate	21	(9)
Unconsolidated hospitality venture impairment (b)	Equity earnings (losses) from unconsolidated hospitality ventures	2	—
Gain on sale of residential property (c)	Equity earnings (losses) from unconsolidated hospitality ventures	—	(1)
Other (d)	Other income (loss), net	9	2
Total special items - pre-tax		32	(8)
Income tax (provision) benefit for special items	Provision for income taxes	(12)	4
Total special items - after-tax		20	(4)
Special items impact per share		$0.15	$(0.03)
Adjusted net income attributable to Hyatt Hotels Corporation		$121	$58
Earnings per diluted share, adjusted for special items		$0.89	$0.39
(a) (Gains) losses on sales of real estate - During the six months ended June 30, 2016, we recorded a $21 million loss on the sale of Andaz 5th Avenue. During the six months ended June 30, 2015, we recorded an $8 million gain on the sale of Hyatt Regency Indianapolis, which was sold subject to a franchise agreement and a $1 million gain on the sale of a Hyatt House hotel.
(b) Unconsolidated hospitality venture impairment - During the six months ended June 30, 2016, we recorded a $2 million impairment charge related to an unconsolidated hospitality venture.
(c) Gain on sale of residential property - During the six months ended June 30, 2015, we recognized a gain of $1 million in connection with the sale of a residential property at one of our joint ventures.
(d) Other - During the six months ended June 30, 2016, other includes a loss on the redemption of a cost method investment, debt settlement costs related to the redemption of our 2016 Senior Notes, transaction costs and a provision on a developer loan based on our assessment of collectability. During the six months ended June 30, 2015, other includes provisions related to pre-opening loans based on our assessment of collectability.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended June 30,						Six Months Ended June 30,
	2016	2015	Change ($)	Change (%)	Change in Constant $ ($)	Change in Constant $ (%)	2016	2015	Change ($)	Change (%)	Change in Constant $ ($)	Change in Constant $ (%)
Revenues
Owned and leased hotels	$559	$540	$19	3.5%	$25	4.7%	$1,075	$1,049	$26	2.5%	$40	3.9%
Americas management and franchising	100	96	4	4.2%	5	5.3%	191	184	7	3.8%	8	4.4%
ASPAC management and franchising	22	23	(1)	(4.3)%	(1)	(4.3)%	44	44	—	—%	1	2.3%
EAME/SW Asia management	16	17	(1)	(5.9)%	(1)	(5.9)%	32	33	(1)	(3.0)%	—	—%
Corporate and other	13	10	3	30.0%	3	30.0%	22	19	3	15.8%	3	15.8%
Other revenues from managed properties	480	451	29	6.4%	29	6.4%	937	884	53	6.0%	53	6.0%
Eliminations	(25)	(25)	—	—%	(1)	(4.2)%	(47)	(47)	—	—%	(1)	(2.2)%
Total revenues	$1,165	$1,112	$53	4.8%	$59	5.3%	$2,254	$2,166	$88	4.1%	$104	4.8%

Adjusted EBITDA
Owned and leased hotels	$121	$121	$—	—%	$2	1.7%	$224	$222	$2	0.9%	6	2.8%
Pro rata share of unconsolidated hospitality ventures	28	19	9	47.4%	9	47.4%	56	42	14	33.3%	14	33.3%
Total owned and leased hotels	149	140	9	6.4%	11	8.0%	280	264	16	6.1%	20	7.7%
Americas management and franchising	89	82	7	8.5%	8	9.9%	165	155	10	6.5%	11	7.1%
ASPAC management and franchising	12	13	(1)	(7.7)%	(1)	(7.7)%	24	25	(1)	(4.0)%	—	—%
EAME/SW Asia management	8	9	(1)	(11.1)%	(1)	(11.1)%	16	16	—	—%	1	6.7%
Corporate and other	(31)	(29)	(2)	(6.9)%	(2)	(6.9)%	(64)	(60)	(4)	(6.7)%	(4)	(6.7)%
Adjusted EBITDA	$227	$215	$12	5.6%	$15	7.1%	$421	$400	$21	5.3%	28	7.1%

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended June 30,					Six Months Ended June 30,
	2016	2015	Change		Change (in constant $)	2016	2015	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)

Comparable owned and leased hotels (40)
ADR	$222.57	$218.44	1.9%		2.9%	$223.86	$219.32	2.1%		3.2%
Occupancy	80.4%	79.1%	1.3%	pts		77.3%	76.6%	0.7%	pts
RevPAR	$178.99	$172.88	3.5%		4.5%	$173.11	$168.09	3.0%		4.2%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service hotels (148)
ADR	$203.60	$198.03	2.8%		3.4%	$201.41	$196.03	2.7%		3.5%
Occupancy	80.0%	80.0%	—%	pts		75.6%	76.1%	(0.5)%	pts
RevPAR	$162.88	$158.48	2.8%		3.4%	$152.24	$149.16	2.1%		2.8%

Select service hotels (267)
ADR	$135.84	$130.88	3.8%		3.9%	$134.06	$129.73	3.3%		3.4%
Occupancy	82.4%	80.1%	2.3%	pts		78.7%	76.2%	2.5%	pts
RevPAR	$111.97	$104.85	6.8%		6.9%	$105.47	$98.83	6.7%		6.8%

ASPAC
Full service hotels (60)
ADR	$207.61	$215.00	(3.4)%		(2.3)%	$208.22	$216.74	(3.9)%		(1.7)%
Occupancy	69.3%	66.8%	2.5%	pts		67.9%	65.7%	2.2%	pts
RevPAR	$143.98	$143.66	0.2%		1.4%	$141.30	$142.30	(0.7)%		1.6%

EAME/SW Asia
Full service hotels (60)
ADR	$199.53	$211.26	(5.6)%		(3.4)%	$194.84	$208.52	(6.6)%		(3.4)%
Occupancy	61.6%	66.1%	(4.5)%	pts		62.0%	65.1%	(3.1)%	pts
RevPAR	$122.94	$139.58	(11.9)%		(9.9)%	$120.74	$135.64	(11.0)%		(8.0)%

Select service hotels (5)
ADR	$97.46	$98.02	(0.6)%		(0.8)%	$100.93	$102.36	(1.4)%		(0.6)%
Occupancy	71.2%	65.6%	5.6%	pts		69.5%	60.4%	9.1%	pts
RevPAR	$69.42	$64.30	8.0%		7.7%	$70.14	$61.83	13.4%		14.4%

Comparable systemwide hotels (541) (b)
ADR	$185.18	$183.63	0.8%		1.6%	$183.35	$182.58	0.4%		1.6%
Occupancy	76.9%	76.3%	0.6%	pts		73.6%	73.2%	0.4%	pts
RevPAR	$142.31	$140.18	1.5%		2.3%	$134.96	$133.57	1.0%		2.2%

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Comparable systemwide hotels include one select service hotel in ASPAC, which is not included in the ASPAC full service hotel statistics.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Locations

	Three Months Ended June 30,					Six Months Ended June 30,
	2016	2015	Change		Change (in constant $)	2016	2015	Change		Change (in constant $)

Managed and franchised hotels (# hotels; includes owned and leased hotels) (a)

Park Hyatt (32)
ADR	$323.96	$332.97	(2.7)%		(0.4)%	$328.29	$336.88	(2.5)%		0.9%
Occupancy	69.2%	68.8%	0.4%	pts		68.2%	67.7%	0.5%	pts
RevPAR	$224.33	$228.93	(2.0)%		0.3%	$223.77	$228.11	(1.9)%		1.6%

Grand Hyatt (42)
ADR	$232.43	$236.07	(1.5)%		(0.3)%	$228.10	$233.36	(2.3)%		(0.3)%
Occupancy	74.7%	75.3%	(0.6)%	pts		72.6%	73.1%	(0.5)%	pts
RevPAR	$173.66	$177.82	(2.3)%		(1.1)%	$165.69	$170.65	(2.9)%		(1.0)%

Hyatt Regency (152)
ADR	$178.23	$174.61	2.1%		2.8%	$176.75	$173.96	1.6%		2.6%
Occupancy	74.9%	75.0%	(0.1)%	pts		71.2%	71.8%	(0.6)%	pts
RevPAR	$133.44	$130.97	1.9%		2.6%	$125.83	$124.82	0.8%		1.8%

Hyatt (23)
ADR	$206.25	$207.82	(0.8)%		(0.4)%	$191.89	$194.29	(1.2)%		(0.6)%
Occupancy	80.4%	81.3%	(0.9)%	pts		77.0%	77.1%	(0.1)%	pts
RevPAR	$165.80	$168.86	(1.8)%		(1.5)%	$147.78	$149.86	(1.4)%		(0.8)%

Andaz (12)
ADR	$339.45	$339.82	(0.1)%		(0.1)%	$334.90	$331.24	1.1%		1.5%
Occupancy	84.2%	81.0%	3.2%	pts		81.5%	78.6%	2.9%	pts
RevPAR	$285.95	$275.42	3.8%		3.9%	$272.88	$260.51	4.7%		5.2%

Hyatt Place (215)
ADR	$130.36	$126.34	3.2%		3.3%	$128.36	$125.34	2.4%		2.5%
Occupancy	81.4%	78.6%	2.8%	pts		78.0%	74.9%	3.1%	pts
RevPAR	$106.16	$99.32	6.9%		7.0%	$100.09	$93.88	6.6%		6.8%

Hyatt House (58)
ADR	$150.56	$142.83	5.4%		5.4%	$150.21	$141.89	5.9%		5.9%
Occupancy	84.7%	83.7%	1.0%	pts		80.2%	78.9%	1.3%	pts
RevPAR	$127.57	$119.62	6.6%		6.6%	$120.49	$111.96	7.6%		7.6%

(a) Comparable systemwide hotels include five Hyatt Centric hotels and two hotels within The Unbound Collection by Hyatt, which are not listed in the hotel brand statistics.

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2016	2015	Change ($)	Change (%)	2016	2015	Change ($)	Change (%)
Fees
Base management fees	$49	$49	$—	—%	$94	$93	$1	1.1%
Incentive management fees	30	30	—	—%	60	60	—	—%
Franchise fees	27	22	5	22.7%	50	43	7	16.3%
Other fee revenues (a)	9	11	(2)	(18.2)%	18	21	(3)	(14.3)%
Total management and franchise fees	$115	$112	$3	2.7%	$222	$217	$5	2.3%

(a) Total other fee revenues includes deferred gains, resulting from the sales of hotels subject to long-term management agreements, of $5 million and $6 million for the three months ended June 30, 2016 and June 30, 2015, respectively and $10 million and $11 million for the six months ended June 30, 2016 and June 30, 2015, respectively.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
Results of operations as presented on the condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in selling, general, and administrative expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Selling, general, and administrative expenses also includes expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2016	2015	Change ($)	Change (%)	2016	2015	Change ($)	Change (%)
Adjusted selling, general, and administrative expenses (a) (b)	$67	$67	$—	—%	$139	$139	$—	—%
Stock-based compensation expense (b)	4	5	(1)	(20.0)%	20	21	(1)	(4.8)%
Rabbi trust impact	4	1	3	300.0%	4	7	(3)	(42.9)%
Selling, general, and administrative expenses	$75	$73	$2	2.7%	$163	$167	$(4)	(2.4)%
(a) Segment breakdown for Adjusted selling, general, and administrative expenses:

	Three Months Ended June 30,				Six Months Ended June 30,
	2016	2015	Change ($)	Change (%)	2016	2015	Change ($)	Change (%)
Americas management and franchising (b)	$11	$14	$(3)	(21.4)%	$25	$28	$(3)	(10.7)%
ASPAC management and franchising (b)	10	10	—	—%	19	18	1	5.6%
EAME/SW Asia management (b)	8	8	—	—%	17	18	(1)	(5.6)%
Owned and leased hotels (b)	3	3	—	—%	6	7	(1)	(14.3)%
Corporate and other (b)	35	32	3	9.4%	72	68	4	5.9%
Adjusted selling, general, and administrative expenses (b)	$67	$67	$—	—%	$139	$139	$—	—%
(b) Effective January 1, 2016 our definition of Adjusted EBITDA has been updated to exclude stock-based compensation expense, therefore Adjusted selling, general, and administrative expenses has also been updated to exclude stock-based compensation expense. We have applied this change in the definition of Adjusted selling, general, and administrative expenses to 2015 historical results to allow for comparability between the periods presented.

Hyatt Hotels Corporation
Reconciliation: Comparable Owned and Leased Hotels Segment Operating Margin to Owned and Leased Hotels Segment Operating Margin
Below is a breakdown of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels segment operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2016	2015	Change ($)	Change (%)	2016	2015	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$543	$529	$14	2.6%	$1,051	$1,028	$23	2.2%
Non-comparable owned and leased hotels	16	11	5	45.5%	24	21	3	14.3%
Owned and leased hotels revenues	$559	$540	$19	3.5%	$1,075	$1,049	$26	2.5%

Expenses
Comparable owned and leased hotels	$393	$383	$10	2.6%	$773	$756	$17	2.2%
Non-comparable owned and leased hotels	19	8	11	137.5%	28	18	10	55.6%
Rabbi trust	1	—	1	100.0%	1	1	—	—%
Owned and leased hotels expenses	$413	$391	$22	5.6%	$802	$775	$27	3.5%

Owned and leased hotels segment operating margin percentage	26.1%	27.6%		(1.5)%	25.4%	26.1%		(0.7)%

Comparable owned and leased hotels segment operating margin percentage	27.6%	27.6%		—%	26.5%	26.5%		—%

Hyatt Hotels Corporation
Net Gains and Interest Income From Marketable Securities Held to Fund Operating Programs
The table below provides a reconciliation of net gains and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items of our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset to our owned and leased hotels expense for our hotel staff and to selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains or losses on securities held to fund our Gold Passport program for our owned and leased hotels are offset by corresponding changes to our owned and leased hotels revenues. The table below shows the amounts recorded to the respective offsetting account.
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2016	2015	Change ($)	Change (%)	2016	2015	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$4	$1	$3	300.0%	$4	$7	$(3)	(42.9)%
Rabbi trust impact allocated to owned and leased hotels expense	1	—	1	100.0%	1	1	—	—%
Net gains and interest income from marketable securities held to fund our Gold Passport program allocated to owned and leased hotels revenues	2	—	2	100.0%	3	1	2	200.0%
Net gains and interest income from marketable securities held to fund operating programs	$7	$1	$6	600.0%	$8	$9	$(1)	(11.1)%

Hyatt Hotels Corporation
Capital Expenditures and Investment Spending Summary
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Capital Expenditures
Maintenance	$15	$22	$26	$54
Enhancements to existing properties	13	10	24	20
Investment in new properties under development or recently opened	19	29	35	48
Total	$47	$61	$85	$122

	Three Months Ended June 30,		Six Months Ended June 30,
Investment Spending (a)	2016	2015	2016	2015
Acquisitions, net of cash acquired	$238	$—	$238	$—
Contributions to investments	2	15	17	27
Other	2	12	11	23
Total	$242	$27	$266	$50

(a) Investment spending, as we have disclosed above, is a non-GAAP measure. Investment spending includes our cash expenditures related to acquisitions and equity, debt and other investments. This measure assists us in comparing our cash expenditures on all types of investments over various reporting periods on a consistent basis. Refer to the condensed consolidated statements of cash flows for details of our cash provided by (used in) investing activities, noting that the Other investment spending noted above is included in other investing activities on the condensed consolidated statements of cash flows.

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Owned and leased hotels (a)

	June 30, 2016		June 30, 2015		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Full service hotels
United States	26	15,594	26	15,415	—	179
Other Americas	3	1,548	2	1,112	1	436
ASPAC	1	601	1	601	—	—
EAME/SW Asia	10	2,252	10	2,253	—	(1)
Select service hotels
United States	1	171	1	171	—	—
EAME/SW Asia	1	330	1	330	—	—
Total owned and leased hotels	42	20,496	41	19,882	1	614

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Managed and franchised hotels (includes owned and leased hotels)

	June 30, 2016		June 30, 2015		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Americas
Full service hotels
United States managed	97	53,234	101	55,072	(4)	(1,838)
Other Americas managed	18	6,590	16	5,974	2	616
United States franchised	43	13,515	37	11,278	6	2,237
Other Americas franchised	1	44	1	44	—	—
Subtotal	159	73,383	155	72,368	4	1,015

Select service hotels
United States managed	55	7,699	49	6,793	6	906
Other Americas managed	7	1,038	7	1,038	—	—
United States franchised	246	33,628	227	30,787	19	2,841
Other Americas franchised	2	266	—	—	2	266
Subtotal	310	42,631	283	38,618	27	4,013

ASPAC
Full service hotels
ASPAC managed	70	25,717	65	23,850	5	1,867
ASPAC franchised	3	1,286	2	988	1	298
Subtotal	73	27,003	67	24,838	6	2,165

Select service hotels
ASPAC managed	5	826	1	144	4	682
Subtotal	5	826	1	144	4	682

EAME/SW Asia
Full service hotels
EAME managed	38	9,650	37	9,507	1	143
SW Asia managed	31	9,164	30	8,645	1	519
Subtotal	69	18,814	67	18,152	2	662

Select service hotels
EAME managed	5	839	4	665	1	174
SW Asia managed	6	887	4	618	2	269
Subtotal	11	1,726	8	1,283	3	443

Total managed and franchised hotels	627	164,383	581	155,403	46	8,980

All inclusive	6	2,401	5	1,881	1	520
Vacation ownership	16	1,038	16	1,038	—	—
Residential	18	2,417	16	1,883	2	534

Total properties and rooms/units	667	170,239	618	160,205	49	10,034

Hyatt Hotels Corporation
Properties and Rooms / Units by Brand

	June 30, 2016		June 30, 2015		Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	38	7,347	36	7,000	2	347
Grand Hyatt	46	25,216	44	24,293	2	923
Hyatt Regency	169	76,698	153	72,019	16	4,679
Hyatt	24	5,328	42	9,249	(18)	(3,921)
Andaz	12	2,439	12	2,435	—	4
Hyatt Centric	8	1,399	2	362	6	1,037
The Unbound Collection by Hyatt	4	773	—	—	4	773
Hyatt Place	256	35,350	230	31,305	26	4,045
Hyatt House	70	9,833	62	8,740	8	1,093
Hyatt Ziva	4	1,860	3	1,340	1	520
Hyatt Zilara	2	541	2	541	—	—
Hyatt Residence Club and Residential	34	3,455	32	2,921	2	534
Total	667	170,239	618	160,205	49	10,034

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA (a)
For the Three Months Ended June 30, 2016
($ in millions)

	Rooms	Transaction / Opening Date	2Q16 Adjusted EBITDA Impact

Dispositions

Hyatt House Sacramento / Rancho Cordova	158	2Q15
Andaz 5th Avenue	184	2Q16

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			NM (b)

Acquisitions or Openings

Grand Hyatt Rio de Janeiro	436	1Q16
The Confidante, part of The Unbound Collection by Hyatt	363	2Q16

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$(5)

Year-over-Year Net Impact of Dispositions, Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$(5)

(a) Excludes pro rata share of unconsolidated hospitality ventures.
(b) NM or Not Meaningful.